UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2026

Kingfish Holding Corporation
(Exact name of registrant as specified in charter)

Delaware	000-52375	20-4838580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 62nd Street Circle East, Bradenton, Florida	34208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 487-3653

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lori M. Toomey, a member of the Board of Directors (the “Board”) of Kingfish Holding Corporation (the “Company”), has advised the Company on June 30, 2026, that she has determined not to stand for re-election at the Company’s 2027 annual meeting of shareholders. Ms. Toomey informed the Company that she intends to continue to serve the remainder of her term as a director and a member of the Board’s Executive Committee until the Company’s 2027 annual meeting of shareholders. Ms. Toomey’s decision to not stand for re-election was not the result of any dispute or disagreement with the Company or the Board.

Item 7.01. Regulation FD Disclosure.

On June 30, 2026, James K. Toomey and Ms. Toomey (each a member of the Board and together, the “Toomey Directors”) informed the Board that they will no longer extend or renew the Toomey Loan (defined below) to Renovo Resource Solutions, Inc. (“Renovo”), which the Company assumed pursuant to its merger with Renovo in April 2024 (the “Merger”). In connection with the Merger, the Company assumed all affiliated loans made to Renovo prior to the Merger, which included a loan made to Renovo by the Toomey Directors and their daughter, Kristen Toomey (the “Toomey Loan”), and multiple other loans made to Renovo by the Toomey Directors, Kristen Toomey, and their affiliated entities, including Conch and Shell Holdings, Inc., AMI Holdings, Inc., and Passing Through, LLC (together with the Toomey Loan, the “Renovo Loans”). The Toomey Loan matures as of December 31, 2026, and is secured by the assets of the Company. The Toomey Directors have not expressed a desire or intent to modify or cease to extend or renew any of the other Renovo Loans, nor have they indicated that they will extend any such loans.

As reported in the Company’s Form 10-Q, as of March 31, 2026, the principal amount of the Toomey Loan was $365,000 and the accrued interest thereon was approximately $9,191.

If the Company is unable to pay the outstanding balance of the Toomey Loan from the cash generated from operations, the Company may be required to seek additional sources funds, including, without limitation, from the sale of its assets, equity investments, or replacement debt in order to raise sufficient capital to pay the Toomey Loan upon maturity. There is no assurance that such additional sources of funds will be available to the Company for repayment of the Toomey Loan upon maturity or, if available, that they will be on terms favorable or otherwise acceptable to the Company.

In addition, the Toomey Loan (as well as the remaining Renovo Loans) are subordinated to the existing loan between 6 LLC and Hancock Whitney (as amended, the “Hancock Whitney Loan”), which has a senior secured security interest in all of the assets of the Company and 6 LLC. The funds for 6 LLC to repay its obligations under the Hancock Loan are generated from the lease payments made by the Company to 6 LLC for the real property on which the Company’s operations are conducted. The controlling equity holders of 6 LLC are the Toomey Directors, Randall M. Moritz, and Keri A. Moritz, all of whom are also members of the Board. As previously disclosed in a Current Report on Form 8-K, the principal owed under the Hancock Whitney Loan as of May 18, 2026 was $1,519,179, and interest accrues at an annual rate of 6.735%.

If (i) the Company is unable to make the lease payments to 6 LLC in the amount necessary to satisfy 6 LLC’s repayment obligations under the Hancock Whitney Loan, or (ii) the Hancock Whitney Loan is not extended or is otherwise terminated prematurely and 6 LLC is unable to pay the outstanding balance of the Hancock Whitney Loan, then the Company may be required to fulfil its obligations as a guarantor of the Hancock Whitney Loan and repay the remaining outstanding balance of the Hancock Whitney Loan. In turn, if the Company is unable to generate or otherwise secure the funds necessary to pay the amounts owed under the Toomey Loan (including payments due upon maturity thereof) or repay the remaining outstanding balance of the Hancock Whitney Loan, then the Company may be required to seek additional sources of funds, including, without limitation, from the sale of its assets, equity investments, or replacement debt. There is no assurance that the Company will be able to secure such funds, and if it does secure such funds, the terms thereof may be disadvantageous and have a significant negative impact on the Company’s financial position.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGFISH HOLDING CORPORATION

July 7, 2026	/s/ Ted Sparling
Ted Sparling
President and Chief Executive Officer

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